Exhibit 10.6

A.T. Cross Company

Incentive Compensation Plan - 2003

Introduction

The following Incentive Plan (the "Plan") will be implemented for 2003. The purpose of the Plan is to drive participants towards achievement of corporate goals and to motivate, retain and reward participants. For 2003, the Plan will calculate incentive awards for all participants based on achieving annual corporate financial objectives. The award will then be modified based on a combination of business unit/territory/region performance and individual/other performance objectives. For 2003, the corporate financial objective will be a combination of Operating Income Before Taxes (OIBT) and Net Sales targets. All other performance objectives will be determined based on individual responsibilities and agreed upon by the President and CEO with the appropriate Vice President.

Performance Measures

OIBT is the primary driver of the award. The corporate incentive award will be established based on a funding matrix (example below) considering both OIBT and Net Sales.

The incentive pool is created when certain levels of sales and OIBT are achieved. Based on the level of achievement and considering the funding matrix the pool will be created by multiplying the corporate payout multiple, from the matrix, for the achievement level by the base pay of participants and then by the target bonus level of participants.
Incentive Pool = Base Pay of Participants X Target Awards of Participants X Payout Multiple Example Only
Worldwide Revenue Achievement of Plan
Pre - Bonus OIBT Achievement of Plan		$0 - $200	$200 - $400	$400 - $600	$600 +
	Less Than $15MM	0%	0%	0%	0%	Percent of Pool Funded
	$15MM - $25MM	50%	60%	70%	80%
	$25MM - $35MM	80%	90%	100%	110%
	$35MM +	110%	120%	130%	150%

A modifier will then be applied to the calculated award based on the financial performance of the participant's business unit/territory/region and/or individual/other pre-determined performance objectives. The modifier will be determined based on the following process.

Each pre-determined objective will be evaluated on the following scale.
Modifier for Achievement of Business Unit or Individual Objectives

Objective Rating	Multiplier

Did Not Achieve	0.00
Achieved Most Results	0.50
Achieved All Results	1.00
Exceeded Some Results	1.20
Exceeded All Results	1.40

The Exceeded All rating will be reserved for use by the President/CEO and responsible Vice President. The ratings on each objective will be averaged and the average will modify the corporate award.

Eligibility

All executives and exempt staff with base pay greater than $60,000 who are actively employed on December 31st of the plan year. This eligibility criteria is based on competitive market review.

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Target Bonus Levels

Target bonus incentives will be expressed as a percentage of base salary earned during the year. Targets will be based on market pay levels. Minimum and maximum incentive levels will be determined by the size of the corporate incentive pool and performance on business unit/territory/region and individual/other goals. Approximate incentive levels at threshold achievement will be 50 percent of target and approximately 150 percent at maximum levels of achievement.
	Base Salary Range ($000)	Incentive Target (as a % of base salary)
Level A	$170 - $220	35%
Level B	$130 - $170	25%
Level C	$100 - $130	20%
Level D	$80 - $100	15%
Level E	$60 - $80	10%

Payout of Plan Awards

Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards, if earned, will be a percent of base salary paid for such fiscal year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, profit sharing trust or Crossaver savings plan matching allocations.

Bonus funding levels will be interpolated to yield the final bonus calculations.

Changes in Employment Status

Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. Bonuses will be prorated for employees who participate in more than one bonus level during the year, considering all bonus levels. However, participants must be actively employed by the Company as of December 31 to be eligible for incentive awards relating to that year.

Disability or Death

For participants who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a pro-rated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made-at the time the normal payout would have been made-to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.

Administration

The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.

Definitions

Operating Income Before Taxes (OIBT)

OIBT is defined as the pretax operating income excluding any adjustment for LIFO inventories, restructuring charges or other non-recurring charges and before allowance for bonus payment under this plan. The corporate target will be approved by the Board of Directors considering the annual operating plan.

Net Sales

Net Sales is defined as gross sales of the unit, less returns and allowances, cash discounts, and rebates.

International Calculations

Participants who are located internationally will have their targets and actual results determined utilizing budgeted exchange rates. By utilizing budgeted exchange rates, there will be neither a favorable or unfavorable impact as a result of fluctuations in foreign exchange. Also, participants who operate in a single country will be measured using local currency, while participants who operate in multiple countries will be measured in U.S. dollars (utilizing budgeted exchange rates) on a consolidated basis.

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